Exhibit 99.1

ABAXIS Reports Financial Results for the Third Quarter of Fiscal 2006

          UNION CITY, Calif., Jan. 26 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2005.  Highlights include:

*	Quarterly revenues: $17.4 million, up 45% year-over-year.

*	Quarterly diluted EPS: $0.09 versus $0.04 in the same period last year.

*	Operating earnings of $2.8 million, up 170% year-over-year.

*	Quarterly Piccolo instrument sales of 105 units, up 110% year-over-year.

*	Quarterly medical sales of $2.9 million, up 52% year-over-year.

*	Quarterly medical sales in the United States, excluding sales to the U.S. Military: $2.1 million, up 167% year-over-year and 16% quarter-over-quarter.

*	Quarterly total reagent disc sales of 797,000 units, compared to 592,000 units in the same period last year, up 35% year-over-year.

*	Quarterly medical reagent disc sales, excluding sales to the U.S. Military, of 104,000 units, compared to 55,000 units in the same period last year, up 89% year-over-year.

*	Quarterly veterinary reagent disc sales of 655,000 units, compared to 477,000 units in the same period last year, up 37% year-over-year.

*	Cash and short-term investments as of December 31, 2005: $28.6 million, up 35% year-over-year.

          Quarterly Results:  For the third fiscal quarter ended December 31, 2005, ABAXIS reported revenues of $17.4 million, as compared with revenues of $12.1 million for the comparable period last year, an increase of 45 percent. Instrument revenue and recurring reagent disc and hematology reagent revenue increased by $4.7 million or 41 percent over the same period last year.  The Company reported net income attributable to common shareholders of $1.9 million, compared to $770,000 for the same period last year.  The Company’s effective tax rate in the quarter ended December 31, 2005 was 37 percent, compared to 32 percent for the same period last year.  The Company reported diluted net income per share of $0.09 (calculated based on 21,585,000 shares), compared to $0.04 per share (calculated based on 21,550,000 shares) for the same period last year.

          Nine Months Results:  For the nine-month period ended December 31, 2005, ABAXIS reported total revenues of $49.1 million, compared with revenues of $38.9 million for the comparable period last year, an increase of 26 percent. During the nine-month period, the Company sold 2.4 million units of reagent discs, up 22 percent compared to the same period last year.  Net income attributable to common shareholders for the nine-month period ended December 31, 2005 was $5.2 million, as compared to $3.5 million for the same period last year, an increase of 45 percent.  The Company reported diluted net income per share of $0.24 (calculated based on 21,374,000 shares), compared to $0.16 per share (calculated based on 21,726,000 shares) for the same period last year.

          Other Reported Information:  Recurring reagent disc and hematology reagent revenue for the third fiscal quarter was $9.8 million, up 31 percent over the $7.5 million reported in the same period last year.  During the quarter, the Company sold 797,000 medical and veterinary reagent discs compared to 592,000 medical and veterinary reagent discs sold during the same period last year. The Company ended the quarter with $28.6 million in cash, cash equivalents and short-term investments.

          Clint Severson, chairman, president and chief executive officer of ABAXIS, said, “Both markets of our business continued to operate at a high level during the quarter.  Strong instrument sales in both our veterinary and medical markets characterized the quarter.  We sold 671 VetScan and hematology instruments and 105 Piccolo units during the quarter.  In addition to the revenue generated from these sales, our expectation is that our recurring revenue component will continue to grow via increased reagent disc sales in both markets in the quarters to come.  We are particularly pleased that our domestic medical market sales, excluding sales to the military, were up 167%, compared to last year.  We believe this is indicative of the traction that we are beginning to develop in this important market.  Additionally, we were pleased that we experienced an increase in our international business of 33% compared to last year.  The opening of the market in Japan was a major catalyst in driving our international results.  All in all, we are very pleased with the strong performance during the quarter, which marked our 13th consecutive profitable quarter.”

          Mr. Severson continued, “We were also very pleased to formalize our Piccolo distribution agreement with PSS World Medical during the quarter.  Of the 105 Piccolo units placed during the quarter, PSS’ sales efforts generated the majority of the units placed in medical facilities.  We think this is a great start to our partnership and we look forward to working closely with PSS World Medical in the years to come.  Also during the quarter we completed all of the necessary work to successfully launch the VetScan VS2, the next generation of veterinary blood analysis systems.  The VS2 is equipped with a number of new features that enhance a veterinarian’s ability to properly diagnose conditions and determine a treatment regime on a very timely basis in a single visit.”

          Conference Call

          ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. ET on January 26, 2006.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com.  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 3988903, through January 30, 2006.  This press release is also available prior to and after the call via ABAXIS’ website or the Securities Exchange Commission’s website at www.sec.gov.

          About ABAXIS

          ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          Use of Non-GAAP Financial Measures

          This earnings release presents ABAXIS’ income from operations and net income attributable to common shareholders.  To supplement the financial statements presented in accordance with GAAP, ABAXIS uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under accounting principles generally accepted in the United States of America.  Management uses these measures in comparing ABAXIS’ historical performance and believes that these measures provide meaningful and comparable information to management and investors to assist in their review of ABAXIS’ performance relative to prior periods and its competitors.

          This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward- looking statements are often characterized by the terms “may”, “believes”, “projects”, “expects”, or “anticipates”, and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Net revenues	$17,444	$12,063	$49,130	$38,940
Costs and operating expenses:
Cost of revenues	7,605	5,994	21,372	18,336
Selling, general and administrative	5,537	3,716	15,404	11,312
Research and development	1,491	1,311	4,554	3,779
Total costs and operating expenses	14,633	11,021	41,330	33,427
Income from operations	2,811	1,042	7,800	5,513
Interest and other income	119	94	366	224
Interest and other expense	(7)	(4)	(20)	(29)
Net income before income taxes	2,923	1,132	8,146	5,708
Income tax provision	1,072	362	2,996	2,163
Net Income	$1,851	$770	$5,150	$3,545
Basic net income per share	$0.09	$0.04	$0.26	$0.18
Diluted net income per share	$0.09	$0.04	$0.24	$0.16
Weighted average common shares outstanding - basic	20,027	19,745	19,948	19,656
Weighted average common shares outstanding - diluted	21,585	21,550	21,374	21,726

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	December 31, 2005	March 31, 2005

Current assets:
Cash and cash equivalents	$7,389	$5,776
Short-term investments	21,193	16,858
Trade receivables (net)	13,667	10,509
Inventories	10,020	8,355
Prepaid expenses	377	282
Net deferred tax asset - current	2,336	4,677
Total current assets	54,982	46,457
Property and equipment, net	9,644	8,824
Intangible assets, net	544	600
Deposits and other assets	78	96
Net deferred tax asset - non-current	15,043	15,032
Total assets	$80,291	$71,009
Current liabilities:
Accounts payable	$5,486	$3,850
Accrued payroll and related expenses	2,822	1,867
Other accrued liabilities	1,078	657
Warranty reserve	393	245
Deferred revenue	830	907
Income tax payable	131	171
Current portion of capital lease obligations	—	16
Total current liabilities	10,740	7,713
Non-current liabilities:
Deferred rent	481	462
Deferred revenue, less current portion	864	1,146
Commission obligation, less current portion	16	21
Total non-current liabilities	1,361	1,629
Shareholders’ equity:
Common stock	95,791	94,614
Accumulated deficit	(27,868)	(33,018)
Accumulated other comprehensive income	267	71
Total shareholders’ equity	68,190	61,667
Total liabilities and shareholders’ equity	$80,291	$71,009

Pro Forma Effect of Operating Income Per Share
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Income from operations, as reported	$2,811	$1,042	$7,800	$5,513
Pro forma operating income per share:
As reported - basic	$0.09	$0.04	$0.26	$0.18
Pro forma - basic	$0.14	$0.05	$0.39	$0.28
As reported - diluted	$0.09	$0.04	$0.24	$0.16
Pro forma - diluted	$0.13	$0.05	$0.36	$0.25

Customer and Geographic Information
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

United States	$14,777	$10,062	$41,815	$33,305
International	2,667	2,001	7,315	5,635
Total revenues	$17,444	$12,063	$49,130	$38,940

Customer and Market Information
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Medical Market	$2,858	$1,877	$7,879	$6,100
Veterinary Market	13,735	9,909	38,454	31,619
Other	851	277	2,797	1,221
Total revenues	$17,444	$12,063	$49,130	$38,940

SOURCE  ABAXIS, Inc.
          -0-                                                            01/26/2006
          /CONTACT:  Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Joe Dorame, Robert Blum, or Joe Diaz, all of Lytham Partners, LLC, +1-602-889-9700, for ABAXIS, Inc./
          /Web site:  http://www.abaxis.com /
          (ABAX)